EXHIBIT 10.6

Compensation Arrangements with Remer Y. Brinson, III

Neither Georgia-Carolina Bancshares, Inc. (“Company”), nor First Bank of Georgia (“Bank”), has a written employment agreement with Remer Y. Brinson, III, President and Chief Executive Officer of Georgia-Carolina Bancshares, Inc. and First Bank of Georgia.  Mr. Brinson’s current (2013) salary is $309,750 and Mr. Brinson is eligible for an annual incentive award under the Bank’s Annual Incentive Plan, pursuant to which he received $106,200 for his performance in 2012.  See Exhibit 10.8 for a description of Mr. Brinson’s Annual Incentive Plan.  Mr. Brinson is eligible for stock option, restricted stock and other awards under the Company’s incentive plans as determined from time to time by the Board of Directors of the Company.  In addition, Mr. Brinson participates in the Bank’s medical, dental, life and disability insurance plans and he may participate in the Company’s 401(k) plan.  Mr. Brinson also receives the following perquisites: payment of private and civic club membership dues, provision of an automobile and an automobile allowance.  The aggregate value of these perquisites in 2012 was less than $10,000.

Mr. Brinson entered into a Severance Protection Agreement with the Bank, which entitles him to certain payments following a change in control of the Company, as described in the Company’s annual proxy statements.  Mr. Brinson also participates in the Bank’s Supplemental Executive Retirement Plan for key officers, which provides supplemental benefits upon retirement, termination of employment, death, disability or a change of control of the Bank, and is also described in the Company’s annual proxy statements.